                                                             Exhibit 11


               STANDEX INTERNATIONAL CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS


                                                For Years Ended June 30,


                                 1997            1996          1995          1994         1993
Average market price
  during the years          $28.83          $31.36         $30.13       $25.03        $18.97

Proceeds that would be
  received upon exercise
  of the average stock
  options at applicable
  exercise price            $6,934,571      $6,315,893     $6,487,549   $5,213,551   $ 6,145,961

Average applicable
  stock option shares
  outstanding               392,546         393,456        473,143      522,579       670,131

Shares that would be
  redeemed at average
  market price under
  the "treasury stock"
  method                    238,933         201,876        214,030      212,435       329,154

Net additions for share
  equivalents               153,613         191,580        259,113      310,144       340,977

Average shares
  outstanding               13,337,197      13,735,643     14,281,363   14,983,207    16,034,987

Average shares
  outstanding and
  share equivalents         13,490,810      13,927,223     14,540,476   15,293,351    16,375,964

Per Share Earnings          $2.00           $2.21          $2.64        $1.78         $1.47



Note: All share and per share data have been adjusted, where appropriate, to reflect the May, 1993 two-for-one stock split.